EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

1ST UNITED BANCORP, INC.

1.         The name of the Corporation is 1st United Bancorp, Inc.

2.         Subparagraph A, “Common Stock,” of Article IV, “Capital Stock,” of the Amended and Restated Articles of Incorporation of the Corporation filed on June 24, 2008, is hereby amended to read as follows:

            “A.         Common Stock

                           The Corporation is authorized to issue 30,000,000 shares of Common Stock (“Common Stock”) with a par value of $.01 per share.”

3.         The foregoing amendment was adopted by the Board of Directors of the Corporation on March 24, 2009, and by the Shareholders of the Corporation eligible to vote on May 26, 2009, manifesting their intention that this Amendment to the Amended and Restated Articles of Incorporation be adopted, pursuant to Section 607.1003, Florida Statutes.

4.         There is only one voting group entitled to vote on the foregoing amendment and the number of votes cast for the amendment by the shareholders was sufficient for approval.

            IN WITNESS WHEREOF, the undersigned, as President of the Corporation, has executed these Articles of Amendment this _____ day of _____________, 2009.

JOHN MARINO, President